TELEPHONE VOTING SCRIPT (OPERATOR READING TO SHAREHOLDER CALLING
IN)

Good (morning) (afternoon) (evening) this is Tritech Services; I am Operator (name). May I please have the three digit Fund ID
No. which appears on the priority letter?

May I have your four digit PIN No. please?  Name and address?
Social Security No.?  Number of shares?

I will now read to you the text of the proxy card.

PUTNAM TEXAS TAX EXEMPT INCOME FUND
Proxy for the Meeting of Shareholders, May 5, 1994.
This Proxy is solicited on behalf of the Trustees of the Fund.

(text of proxy card)

The Trustees recommend a vote FOR the proposal listed below.

1. Approve an Agreement and Plan of Reorganization providing for the trasnfer of all of the assets of the Fund to Putnam Tax Exempt Income Fund (the "Income Fund") in exchange for shares of the Income Fund and the assumption by the Income Fund of all of the liabilities of the Fund, and the distribution of such shares to the shareholders of the Fund in liquidation of the Fund.

       -----               -----               -----
     /    /              /    /              /    /
     ----  FOR           ----  AGAINST       ----  ABSTAIN

How do you wish to vote on this item?

Thank you. Do you wish to send the entire message?
      -----
     /    /
          ----  YES

To repeat your instructions:  on item 1 you voted --------------.

and you wish to send the entire message

Is this correct?

May we please have your name and phone number where you can be reached so that we may call back to verify your vote?

               Phone Number 1      --------------------
               Phone Number 2      --------------------

Thank you.
                 TELEPHONIC VOTING CONFIRMATION PROCEDURES

After vote has been received from the shareholder, the operator will call the shareholder and relay the following text:

     Good (morning) (afternoon) (evening) this is Tritech Services; I am Operator (name). I am calling to confirm your telephonic vote on Putnam Texas Tax Exempt Income Fund. Is this (name of shareholder)? May I please have your Social Security number?

     On item 1, reorganization of the Fund, you voted
          (FOR) (AGAINST) (ABSTAIN)

     Is this information correct?

     (If shareholder response is yes): Thank you, a written confirmation of your vote will be mailed to you.

     (If shareholder response is no): May I have the corrected information? (The operator makes note of adjusted vote and confirms the change to the shareholder.) Thank you, a written confirmation of your vote will be mailed to you.



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